                                            Filed pursuant to Rule 424(b)(3)
                                            Registration Statement No. 333-36178

The information in this preliminary prospectus supplement is not complete and may be changed.


                   Subject to Completion. Dated May 22, 2001.
          Prospectus Supplement No. to the Prospectus dated May 8, 2000 and the Prospectus Supplement dated May 10, 2000

GOLDMAN
SACHS

                                        $
                          THE GOLDMAN SACHS GROUP, INC.
                           Medium-Term Notes, Series B
                           ---------------------------

                   CAPERS (Capped Periodic Return Securities)
                                       due
                               (Linked to       )
                           ---------------------------

          Each note being offered has the terms described beginning on page S-8 including the following:

                                SUMMARY OF TERMS

FACE AMOUNT: as specified in the note; $       in the aggregate for all the
offered notes

INDEX:

PAYMENT AMOUNT: on the stated maturity date, Goldman Sachs will pay the holder of the note cash equal to the greater of (i) the outstanding face amount of the note or (ii) the product of the outstanding face amount of the note times the capped index performance

CAPPED INDEX PERFORMANCE: the product of the periodic capped performance for each reset date

PERIODIC CAPPED PERFORMANCE: for each reset date, the lesser of (i) the ending value divided by the starting value or (ii) , which is 100% plus the cap rate, expressed as a decimal

ENDING VALUE: for each reset date, the closing index level on the reset date, subject to adjustment as provided in this prospectus supplement

STARTING VALUE: for each reset date, the closing index level on the preceding reset date, subject to adjustment as provided in this prospectus supplement; the starting value for the first reset date is the initial index level

RESET DATES: each and , beginning on , 2001, except that each reset date may be extended for up to six business days; the final reset date will be the determination date

DETERMINATION DATE: the fifth business day prior to , unless extended for up to five business days

CAP RATE:       %

INITIAL INDEX LEVEL:

STATED MATURITY DATE: unless extended for up to six business days

INTEREST RATE: 0%; the note will not bear interest prior to maturity

LISTING: the offered notes will not be listed on any securities exchange or quotation system

ORIGINAL ISSUE DATE:           , 2001

ORIGINAL ISSUE PRICE: 100% of the face amount

NET PROCEEDS TO THE GOLDMAN SACHS GROUP, INC.: % of the face amount

CALCULATION AGENT:  Goldman, Sachs & Co.

BUSINESS DAY: as described on page S-12

                           ---------------------------

      See "Additional Risk Factors Specific to Your Note" beginning on page S-3 to read about investment risks relating to the offered notes.
                           ---------------------------

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                           ---------------------------

      Goldman Sachs may use this prospectus supplement in the initial sale of the offered notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus supplement in a market-making transaction in an offered note after its initial sale. UNLESS GOLDMAN SACHS OR ITS AGENT INFORMS THE PURCHASER OTHERWISE IN THE CONFIRMATION OF SALE, THIS PROSPECTUS SUPPLEMENT IS BEING USED IN A MARKET-MAKING TRANSACTION.

                              GOLDMAN, SACHS & CO.
                           ---------------------------
                       Prospectus Supplement dated , 2001.

                  ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTE

An investment in your note is subject to the risks described below, as well as the risks described under "Considerations Relating to Indexed Securities" in the accompanying prospectus dated May 8, 2000. Your note is a riskier investment than ordinary debt securities. Also, your note is not equivalent to investing directly in the index stocks, i.e., the stocks comprising the index to which your note is linked. You should carefully consider whether the offered notes are suited to your particular circumstances.


                   THE POTENTIAL FOR THE VALUE OF YOUR NOTE TO
                               INCREASE IS LIMITED

      Your ability to participate in any rise in the value of the index is limited. Because of the formula that we will use to determine the payment amount, the amount you receive on the stated maturity date may result in a lower return on your note than you would have received had you invested in another security linked to the index or the index stocks directly. For example, a decline in the value of the index at any reset date prior to the determination date would lower the starting value for the calculation of the periodic capped performance for the next reset date, thereby limiting the extent to which possible future increases in the value of the index could offset the earlier decline. The likelihood that the capped index performance will be less than 100% increases as the number and magnitude of periodic capped performances that are less than 100% increase. Because your note is principal protected, however, you will not receive less than the outstanding face amount of your note on the stated maturity date.

      In addition, because of the cap rate, the periodic capped performance for any reset date may never exceed 100% plus the cap rate. This means that, no matter how much the index may increase from one reset date to the next (or from the initial index level to the first reset date), the increase for any such period that will be reflected in calculating the payment amount on your note will never exceed the cap rate. Consequently, the cap rate will limit the highest return you can receive on the stated maturity date. See "Hypothetical Returns on Your Note" below for an example of the highest possible return you may receive on your note.


                   YOUR NOTE DOES NOT BEAR PERIODIC INTEREST

      You will not receive any periodic interest payments on your note. Even if the amount payable on your note on the stated maturity date exceeds the face amount of your note, the overall return you earn on your note may be less than you would have earned by investing in a debt security that bears interest at a prevailing market rate. Moreover, under applicable United States tax law as described under "Supplemental Discussion of United States Income Taxes", you will have to pay tax on deemed interest amounts even though your note does not bear periodic interest.

                  YOUR RETURN ON YOUR NOTE WILL NOT REFLECT THE
                           RETURN ON THE INDEX STOCKS

      The index sponsor calculates the level of the index by reference to the prices of the common stocks included in the index, without taking account of the value of dividends paid on those stocks. As a result, the return on your note will not reflect the return you would realize if you actually owned the stocks included in the index and received the dividends paid on those stocks.

                      THE MARKET PRICE OF YOUR NOTE MAY BE
                    INFLUENCED BY MANY UNPREDICTABLE FACTORS

      The following factors, many of which are beyond our control, will influence the value of your note:

-     the index level;

- the volatility-- i.e., the frequency and magnitude of changes in the level of the index;

      -- As indicated under "The Index -- Historical Closing Levels of the Index", the index has been highly volatile at times. It is impossible to predict whether the index level will rise or fall;

-     the dividend rate on the index stocks;

- economic, financial, regulatory and political events that affect stock markets generally and the market segment of which the index stocks are a part, and which may affect the level of the index;

-     interest and yield rates in the market;

-     the time remaining until your note matures; and

-     our creditworthiness.

These factors will influence the price you will receive if you sell your note prior to maturity. If you sell your note prior to maturity, you may receive less than the outstanding face amount of your note. You cannot predict the future performance of the index based on its historical performance.

                            IF THE LEVEL OF THE INDEX
                   CHANGES, THE MARKET VALUE OF YOUR NOTE MAY
                          NOT CHANGE IN THE SAME MANNER

      The market value of your note may not have a one-to-one relationship with the level of the index. Changes in the level of the index may not result in a comparable change in the market value of your note. For example, the periodic capped performance limits to % the appreciation you may receive for an increase in the value of the index on any reset date as compared to the prior reset date, but does not limit your exposure to any depreciation in the value of the index during such a period. If the value of the index has increased by more than
    % on any reset date as compared to the prior reset date, the market value of your note likely will be less than it would have been had your note not been subject to a periodic capped performance.

                   YOU HAVE NO SHAREHOLDER RIGHTS OR RIGHTS TO
                                RECEIVE ANY STOCK

      Investing in your note will not make you a holder of any of the index stocks. Neither you nor any other holder or owner of your note will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to the index stocks. Your note will be paid in cash, and you will have no right to receive delivery of any index stocks.

                     GOLDMAN SACHS MAY BE THE INDEX SPONSOR

      If Goldman Sachs is the sponsor of the index, it will have considerable influence over the composition, calculation and maintenance of the index. Certain judgments that Goldman Sachs may make as index sponsor in connection with these aspects of the index could affect the value of the index and, consequently, the value of your note.

                        TRADING AND OTHER TRANSACTIONS BY
                    GOLDMAN SACHS IN SECURITIES LINKED TO THE
                        INDEX STOCKS MAY IMPAIR THE VALUE
                                  OF YOUR NOTE

      As we describe under "Use of Proceeds and Hedging" below, we, through Goldman, Sachs & Co. or one or more of our other affiliates, expect to hedge our obligations under the offered notes by purchasing or selling some or all of the index stocks, options or futures on the index or index stocks or other instruments linked to the index or index stocks and may adjust the hedge by, among other things, purchasing or selling any of the foregoing, at any time and from time to time. Any of these hedging activities may adversely affect the index level -- directly or indirectly by affecting the price of the index stocks -- and, therefore, the value of your note. It is possible that we, through our affiliates, could receive substantial returns with respect to our hedging activities while the value of your note may decline. See "Use of Proceeds and Hedging" for a further discussion of securities transactions in which we or one or more of our affiliates may engage.

      Goldman, Sachs & Co. and our other affiliates may also engage in trading in one or more of the index stocks or instruments linked to the index or index stocks for their proprietary accounts, for other accounts under their management or to facilitate transactions, including block transactions, on behalf of customers. Any of these activities of Goldman, Sachs & Co. or our other affiliates could adversely affect the index level -- directly or indirectly by affecting the price of the index stocks -- and, therefore, the value of your note. We may also issue, and Goldman, Sachs & Co. and our other affiliates may also issue or underwrite, other securities or financial or derivative instruments with returns linked to changes in the level of the index or one or more of the index stocks. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of your note.

      The indenture governing your note does not contain any restriction on our ability or the ability of any of our affiliates to purchase or sell all or any portion of the index stocks or instruments linked to those stocks.

                  OUR BUSINESS ACTIVITIES MAY CREATE CONFLICTS
                         OF INTEREST BETWEEN YOU AND US

      As we have noted above, Goldman, Sachs & Co. and our other affiliates expect to engage in trading activities related to the index and the index stocks that are not for your account or on your behalf. These trading activities may present a conflict between your interest in your note and the interests Goldman, Sachs & Co. and our other affiliates will have in their proprietary accounts, in facilitating transactions, including block trades, for their customers and in accounts under their management. These trading activities, if they influence the level of the index, could be adverse to your interests as a beneficial owner of your note.

      Goldman, Sachs & Co. and our other affiliates may, at present or in the future, engage in business with the issuers of the index stocks, including making loans to or equity investments in those companies or providing advisory services to those companies. These services could include merger and acquisition advisory services. These activities may present a conflict between the obligations of Goldman, Sachs & Co. or another affiliate of Goldman Sachs and your interests as a beneficial owner of a note. Moreover, one or more of our affiliates have published and in the future expect to publish research reports with respect to some or all of the issuers of the index stocks. Any of these activities by any of our affiliates may affect the level of the index and, therefore, the value of your note.


                   AS CALCULATION AGENT, GOLDMAN, SACHS & CO.
                   WILL HAVE THE AUTHORITY TO MAKE DETERMINATIONS
                     THAT COULD AFFECT THE MARKET VALUE OF
                    YOUR NOTE, WHEN YOUR NOTE MATURES AND THE
                         AMOUNT YOU RECEIVE AT MATURITY

      As calculation agent for your note, Goldman, Sachs & Co. will have discretion in making various determinations that affect your note, including determining each starting value and ending value and the final index value on the determination date, which we will use to calculate how much cash we must pay at the stated maturity, and determining whether to postpone the stated maturity date because of a market disruption event. See "Specific Terms of Your Note" below. The exercise of this discretion by Goldman, Sachs & Co. could adversely affect the value of your note and may present Goldman, Sachs & Co. with a conflict of interest of the kind described under "-- Our Business Activities May Create Conflicts of Interest Between You and Us" above.

                      THE POLICIES OF THE INDEX SPONSOR AND
                   CHANGES THAT AFFECT THE INDEX OR THE INDEX
                    STOCKS COULD AFFECT THE AMOUNT PAYABLE ON
                         YOUR NOTE AND ITS MARKET VALUE

      The policies of the index sponsor concerning the calculation of the index level, additions, deletions or substitutions of index stocks and the manner in which changes affecting the index stocks or their issuers, such as stock dividends, reorganizations or mergers, are reflected in the index level could affect the index level and, therefore, the amount payable on your note on the stated maturity date and the market value of your note prior to that date. The amount payable on your note and its market value could also be affected if the index sponsor changes these policies, for example by changing the manner in which it calculates the index level, or if the index sponsor discontinues or suspends calculation or publication of the index level, in which case it may become difficult to determine the market value of your note. If events such as these occur, or if the index level is not available because of a market disruption event or for any other reason, the calculation agent -- which initially will be Goldman, Sachs & Co., our affiliate -- may determine the index level on any particular reset date (including the determination date) -- and thus the periodic capped performance for the reset date and, ultimately, the amount payable on the stated maturity date -- in a manner it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the index level on each reset date (including the determination date) and the amount payable on your note more fully under "Specific Terms of Your Note -- Discontinuance or Modification of the Index" and "-- Role of Calculation Agent".

                    THERE IS NO AFFILIATION BETWEEN THE INDEX
                      STOCK ISSUERS AND US, AND WE ARE NOT
                         RESPONSIBLE FOR ANY DISCLOSURE
                           BY THE INDEX STOCK ISSUERS

      Goldman Sachs is not affiliated with the issuers of the index stocks or the index sponsor. As we have told you above, however, we or our affiliates may currently or from time to time in the future engage in business with the index stock issuers. Nevertheless, neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of any publicly available information about the index stock issuers. You, as an investor in your note, should make your own investigation into the index and the index stock issuers. See "The Index" below for additional information about the index.

      Neither the index sponsor nor the index stock issuers are involved in this offering of your note in any way and none of them have any obligation of any sort with respect to your note. Thus, neither the index sponsor nor the index stock issuers have any obligation to take your interests into consideration for any reason, including in taking any corporate actions that might affect the value of your note.

                             YOUR NOTE MAY NOT HAVE
                            AN ACTIVE TRADING MARKET

      We do not plan to have your note listed on any securities exchange or included in any quotation system, and there may be little or no secondary market for your note. Even if a secondary market for your note develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your note in any secondary market could be substantial.

                    WE CAN POSTPONE THE STATED MATURITY DATE
                       IF A MARKET DISRUPTION EVENT OCCURS

      If the calculation agent determines that, on the determination date, a market disruption event has occurred or is continuing, the determination date will be postponed until the first business day on which no market disruption event occurs or is continuing. As a result, the stated maturity date for your note will also be postponed, although not by more than six business days. Thus, you may not receive the cash payment that we are obligated to deliver on the stated maturity date until several days after the originally scheduled due date. Moreover, if the closing level of the index is not available on the determination date because of a continuing market disruption event or for any other reason, the calculation agent will nevertheless determine the final index level based on its assessment, made in its sole discretion, of the level of the index at that time.

                      CERTAIN CONSIDERATIONS FOR INSURANCE
                      COMPANIES AND EMPLOYEE BENEFIT PLANS

         Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call "ERISA", or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a "prohibited transaction" under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes. This is discussed in more detail under "Employee Retirement Income Security Act" below.

                           SPECIFIC TERMS OF YOUR NOTE

Please note that in this section entitled "Specific Terms of Your Note", references to "The Goldman Sachs Group, Inc.", "we", "our" and "us" mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries, while references to "Goldman Sachs" mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries. References to "holders" mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not indirect holders who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company. Please review the special considerations that apply to indirect holders in the accompanying prospectus, under "Legal Ownership and Book-Entry Issuance". Also, references to the "accompanying prospectus" mean the accompanying Prospectus dated May 8, 2000, as supplemented by the accompanying Prospectus Supplement dated May 10, 2000, of The Goldman Sachs Group, Inc.


      We refer to the notes offered in this prospectus supplement, including your note, as the offered notes. The offered notes are "indexed debt securities", as defined in the accompanying prospectus. The offered notes are part of a series of debt securities, entitled "Medium-Term Notes, Series B", that we may issue under the indenture from time to time. This prospectus supplement summarizes specific financial and other terms that apply to the offered notes, including your note; terms that apply generally to all Series B medium-term notes are described in "Description of Notes We May Offer" in the accompanying prospectus. The terms described here supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

      In addition to those described on the front cover page, the following terms will apply to your note:

NO INTEREST: we will pay no interest on your note

SPECIFIED CURRENCY: U.S. dollars

FORM OF NOTE:

-     global form only:  yes, at DTC

-     non-global form available:  no

DENOMINATIONS: each note registered in the name of a holder must have a face
amount of $     or any multiple of $1,000

DEFEASANCE APPLIES AS FOLLOWS:

-     full defeasance:  no

-     covenant defeasance:  no

OTHER TERMS:

- the default amount will be payable on any acceleration of the maturity of your note as described below under "-- Special Calculation Provisions"

- a business day for your note will not be the same as a business day for our other Series B medium-term notes, as described below under "-- Special Calculation Provisions"

      Please note that the information about the original issue date, original issue price and net proceeds to The Goldman Sachs Group, Inc. on the front cover page relates only to the initial sale of the notes. If you have purchased your note in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

      We describe the terms of your note in more detail below.

                      INDEX, INDEX SPONSOR AND INDEX STOCKS

      In this prospectus supplement, when we refer to the index, we mean the index specified on the front cover, or any successor index, as it may be modified, replaced or adjusted from time to time as described below under " -- Discontinuance or Modification of the Index". When we refer to the index sponsor as of any time, we mean the entity, including any successor sponsor, that determines and publishes the index as then in effect. When we refer to the index stocks as of any time, we mean the stocks that comprise the index as then in effect, after giving effect to any additions, deletions or substitutions.


PAYMENT OF PRINCIPAL ON STATED MATURITY DATE

      On the stated maturity date, we will pay as principal, to the holder of your note, cash in an amount equal to the greater of:

-     the face amount of your note outstanding on that date or

- the product of the outstanding face amount of your note times the capped index performance.

The CAPPED INDEX PERFORMANCE will equal the product of the periodic capped performance for each of the reset dates. The PERIODIC CAPPED PERFORMANCE for any reset date will equal the lesser of (i) the ending value divided by the starting value for that reset date, rounded to decimal places, or (ii) 100% plus the cap rate, expressed as a decimal. We describe the starting value and the ending value for each reset date on the front cover of this prospectus supplement. We describe the reset dates below.

      Because of the cap rate, the highest periodic capped performance for any reset date will be 100% plus the cap rate; consequently, the capped index performance and the amount payable on your note on the stated maturity date will be limited, even if the index level on the determination date exceeds the initial index level by more than the capped index performance. Because your note is principal protected, we will not pay less than the outstanding face amount of your note on the stated maturity date, even if the index level on the determination date is lower than the initial index level.

      The calculation agent will determine the starting value and the ending value for each reset date (including the determination date) by reference to the closing levels of the index on the relevant days. The closing level of the index on any particular day will be the closing level on that day as calculated and published by the index sponsor. However, the calculation agent will have discretion to adjust the closing level on any particular day or to determine it in a different manner as described below under "-- Discontinuance or Modification of the Index".

RESET DATES

      The reset dates will be each        and         , beginning with        ,
2001, except that (i) any reset date that would otherwise fall on a day that is not a business day will instead fall on the next following business day and (ii) the last reset date will be the determination date. The determination date is described below under "-- Determination Date". In addition, if the calculation agent determines that a market disruption event occurs or is continuing on any day that would otherwise be a reset date, then, with the exception of the last reset date (which will be determined as described under "--Determination Date" below), the reset date will be the first following business day on which the calculation agent determines that a market disruption event does not occur and is not continuing, provided that a reset date will never be later than the fifth
business day after     or         , as the case may be (unless the relevant or
is not a business day, in which case not later than the sixth business day after that date).

STATED MATURITY DATE

      The stated maturity date will be       unless that day is not a business
day, in which case the stated maturity date will be the next following business day. If the fifth business day before this applicable day is not the determination date described below, however, then the stated maturity date will be the fifth business day following the determination date, provided that S-9 the stated maturity date will never be later than the fifth business day after
     or, if      is not a business day, later than the sixth business day
after      . The calculation agent may postpone the determination date -- and therefore the stated maturity date -- if a market disruption event occurs or is continuing on a day that would otherwise be the determination date. We describe market disruption events below under "-- Special Calculation Provisions".

DETERMINATION DATE

      The determination date will be the fifth business day prior to unless the calculation agent determines that a market disruption event occurs or is continuing on that fifth prior business day. In that event, the determination date will be the first following business day on which the calculation agent determines that a market disruption event does not occur and is not continuing.
In no event, however, will the determination date be later than      or, if
                     is not a business day, later than the first business day
after         .


                   DISCONTINUANCE OR MODIFICATION OF THE INDEX

      If the index sponsor discontinues publication of the index and the index sponsor or anyone else publishes a substitute index that the calculation agent determines is comparable to the index, then the calculation agent will determine the amount payable on the stated maturity date by reference to the substitute index. We refer to any substitute index approved by the calculation agent as a successor index.

      If the calculation agent determines that the publication of the index is discontinued and there is no successor index, or that the level of the index is not available on any reset date (including the determination date) because of a market disruption event or for any other reason, the calculation agent will determine the starting value and/or the ending value for the relevant reset date, and thus the capped index performance and the amount payable on the stated maturity date, by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the index.

      If the calculation agent determines that the index, the stocks comprising the index or the method of calculating the index is changed at any time in any respect -- including any addition, deletion or substitution and any reweighting or rebalancing of index stocks and whether the change is made by the index sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting one or more of the index stocks or their issuers or is due to any other reason -- then the calculation agent will be permitted (but not required) to make such adjustments in the index or the method of its calculation as it believes are appropriate to ensure that the index level used to determine the starting value and/or ending value for any reset date (including the determination date), and thus the capped index performance and the amount payable on the stated maturity date, is equitable.

      Any adjustments made to the closing level of the index on any reset date (including the determination date) may differ from those made to the closing level of the index on any other reset date, and these adjustments may be made with respect to one or more reset dates but not with respect to all reset dates. The calculation agent is not obligated to make any such adjustments.

      All determinations and adjustments to be made by the calculation agent with respect to the index may be made by the calculation agent in its sole discretion.

CONSEQUENCES OF A MARKET DISRUPTION EVENT

      As indicated above, if a market disruption event occurs or is continuing on a day that would otherwise be a reset date or the determination date, then the reset date or determination date, as applicable, will be postponed to the next business day on which a market disruption event does not occur and is not continuing. In no event, however, will a reset date or the determination date be postponed by more than five business days. If a reset date or the determination date is postponed to the last possible day but a market disruption event occurs or is continuing on that day, that day will nevertheless be the reset date or determination date, as applicable. If the calculation agent determines that closing index level that must be used to determine the payment amount is not available on the relevant reset or determination date, either because of a market disruption event or for any other reason, the calculation agent may nevertheless determine the closing index level based on its assessment, made in its sole discretion, of the level of the index on the relevant day.


                         DEFAULT AMOUNT ON ACCELERATION

      If an event of default occurs and the maturity of your note is accelerated, we will pay the default amount in respect of the principal of your note at the maturity. We describe the default amount below under "-- Special Calculation Provisions".

      For the purpose of determining whether the holders of our Series B medium-term notes, which include the offered notes, are entitled to take any action under the indenture, we will treat the outstanding face amount of each offered note as the outstanding principal amount of that note. Although the terms of the offered notes differ from those of the other Series B medium-term notes, holders of specified percentages in principal amount of all Series B medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series B medium-term notes, including the offered notes. This action may involve changing some of the terms that apply to the Series B medium-term notes, accelerating the maturity of the Series B medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the accompanying prospectus under "Description of Debt Securities We May Offer -- Default, Remedies and Waiver of Default" and "-- Modification of the Indentures and Waiver of Covenants".


                                MANNER OF PAYMENT

      Any payment on your note at maturity will be made to an account designated by the holder of your note and approved by us, or at the office of the trustee in New York City, but only when your note is surrendered to the trustee at that office. We also may make any payment in accordance with the applicable procedures of the depositary.


                              MODIFIED BUSINESS DAY

      As described in the accompanying prospectus, any payment on your note that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. For your note, however, the term business day has a different meaning than it does for other Series B medium-term notes. We discuss this term under "-- Special Calculation Provisions" below.


                            ROLE OF CALCULATION AGENT

      The calculation agent in its sole discretion will make all determinations regarding the index, the reset dates, the starting value, ending value and periodic capped performance for each reset date, market disruption events, business days, the default amount and the cash to be paid on your note. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

      Please note that the firm named as the calculation agent in this prospectus supplement is the firm serving in that role as of the original issue date of your note. We may change the calculation agent after the original issue date without notice.


                         SPECIAL CALCULATION PROVISIONS

BUSINESS DAY

      When we refer to a business day with respect to your note, we mean a day that is a business day of the kind described in the accompanying prospectus but that is not a day on which the [New York Stock Exchange] [Nasdaq National Market System] is authorized by law or executive order to close or on which the index is not calculated and published by the index sponsor because the index sponsor is closed for business.

DEFAULT AMOUNT

      The default amount for your note on any day will be an amount, in the specified currency for the principal of your note, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to your note as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your note. That cost will equal:

- the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

- the reasonable expenses, including reasonable attorneys' fees, incurred by the holder of your note in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your note, which we describe below, the holder and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest -- or, if there is only one, the only -- quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

      DEFAULT QUOTATION PERIOD. The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

-     no quotation of the kind referred to above is obtained or

- every quotation of that kind obtained is objected to within five business days after the due day as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

      In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the principal amount of your note.

      QUALIFIED FINANCIAL INSTITUTIONS. For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

- A-1 or higher by Standard & Poor's Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

- P-1 or higher by Moody's Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

MARKET DISRUPTION EVENT

      Any of the following will be a market disruption event:

- a suspension, absence or material limitation of trading in index stocks constituting 20% or more, by weight, of the index on their respective primary markets, in each case for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

- a suspension, absence or material limitation of trading in option or futures contracts relating to the index or to index stocks constituting 20% or more, by weight, of the index, if available, in the respective primary markets for those contracts, in each case for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

- index stocks constituting 20% or more, by weight, of the index, or option or futures contracts relating to the index or to index stocks constituting 20% or more, by weight, of the index, if available, do not trade on what were the respective primary markets for those index stocks or contracts, as determined by the calculation agent in its sole discretion, and, in any of these events, the calculation agent determines in its sole discretion that the event materially interferes with the ability of The Goldman Sachs Group, Inc. or any of its affiliates to unwind all or a material portion of a hedge with respect to the offered notes that we or our affiliates have effected or may effect as described under "Use of Proceeds and Hedging" below.

      The following events will not be market disruption events:

- a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and

- a decision to permanently discontinue trading in the option or futures contracts relating to the index or to any index stock.

      For this purpose, an "absence of trading" in the primary securities market on which an index stock, or on which option or futures contracts related to the index or an index stock, are traded will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in an index stock or in option or futures contracts related to the index or an index stock, if available, in the primary market for that stock or those contracts, by reason of:

-     a price change exceeding limits set by that market, or

-     an imbalance of orders relating to that stock or those contracts, or

- a disparity in bid and ask quotes relating to that stock or those contracts,

will constitute a suspension or material limitation of trading in that stock or those contracts in that primary market.

      As is the case throughout this prospectus supplement, references to the index in this description of market disruption events includes the index and any successor index as it may be modified, replaced or adjusted from time to time.

                        HYPOTHETICAL RETURNS ON YOUR NOTE

      The tables below set forth the amount in cash that would be payable for each $1000 face amount of your note on the stated maturity date if the index level at each reset date (including the determination date) had the hypothetical values set forth in each of the tables.

      The following tables are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that various hypothetical index levels on the reset dates, and trends in changes in the index level, could have on the payment amount, assuming all other variables remained constant.

      The tables below assume that there is no change in or affecting any of the index stocks or the method by which the index sponsor calculates the index level, that there is no change in the relative weighting of any index stock, and that no market disruption event occurs.


      The information in the tables reflects hypothetical rates of return on the offered notes assuming that they are held to the stated maturity date. If you sell your note prior to the stated maturity date, your return will depend upon the market value of your note at the time of sale, which may be affected by a number of factors that are not reflected in the tables below. For a discussion of some of these factors, see "Additional Risk Factors Specific to Your Note -- The Market Value of Your Note May Be Influenced By Many Unpredictable Factors".


                        ASSUMPTIONS

Face amount                                                            $1,000
Original issue price, expressed as a percentage
    of the face amount                                                    100%
Initial index level                                                       100
Cap rate                                                                   25%
Maturity                                                               5 years
Reset Frequency                                                    Semi-Annual
No change in or affecting any of the index stocks
    or the method by which the index sponsor
    calculates the index level
No change in the relative weighting of any index
    stock
No market disruption event occurs

      We have assumed that the initial index level will be the level shown in the box above. However, the actual initial index level will not be determined until the trade date and is likely to differ from the assumed initial index level. The actual initial index level also may differ from the closing level of the index on the trade date.

      We have assumed that the cap rate will be the rate shown in the box above. If the actual cap rate, as determined on the trade date, were to differ from the assumed cap rate, the hypothetical periodic capped performances and the total payments at maturity shown in the tables below could differ substantially from those based on the actual cap rate.

      The index has been highly volatile in the past and its performance cannot be predicted for any future period. For information about the level of the index during recent periods, see "The Index -- Historical Information" below.


      The hypothetical returns shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your note, tax liabilities could affect the after-tax rate of return on your note to a comparatively greater extent than the after-tax return on the index stocks.

      In each of the tables below, the hypothetical periodic performance is the ending value for each reset date divided by the starting value for that reset date, expressed as a percentage. Each hypothetical periodic capped performance is calculated by applying 100% plus the assumed cap rate of 25% to the corresponding hypothetical periodic performance. At any reset date, therefore, if the index level has increased by more than the assumed cap rate, the periodic capped performance will equal an assumed 125% times the starting value for that reset date.

EXAMPLE 1: THE INDEX VALUE INCREASES AT EACH RESET DATE BUT BY LESS THAN THE CAP RATE.


                                                                     HYPOTHETICAL                               HYPOTHETICAL
                                                                     ENDING VALUE          HYPOTHETICAL            PERIODIC
                         HYPOTHETICAL           HYPOTHETICAL        AS % OF INITIAL          PERIODIC               CAPPED
    RESET DATE          STARTING VALUE          ENDING VALUE          INDEX LEVEL           PERFORMANCE          PERFORMANCE
    ----------          --------------          ------------       ----------------        -------------        -------------
    [ ], 2001                100.0                 110.9                110.9%                110.9%                110.9%

    [ ], 2002                110.9                 121.8                121.8%                109.8%                109.8%

    [ ], 2002                121.8                 132.7                132.7%                108.9%                108.9%

    [ ], 2003                132.7                 143.6                143.6%                108.2%                108.2%

    [ ], 2003                143.6                 154.5                154.5%                107.6%                107.6%

    [ ], 2004                154.5                 165.4                165.4%                107.1%                107.1%

    [ ], 2004                165.4                 176.3                176.3%                106.6%                106.6%

    [ ], 2005                176.3                 187.2                187.2%                106.2%                106.2%

    [ ], 2005                187.2                 198.1                197.1%                105.8%                105.8%

    [ ], 2006                198.1                 209.0                209.0%                105.5%                105.5%

Index Ending Value as % of
Initial Value:                                     209.0%

EXAMPLE 1: THE INDEX VALUE INCREASES AT EACH RESET DATE BUT BY LESS THAN THE
           CAP RATE.



Capped Index Performance
(product of hypothetical periodic
capped performances):                              1.109 x 1.098 x 1.089 x 1.082 x 1.076 x 1.071 x 1.066 x 1.062
                                                   x 1.058 x 1.055 = 2.089

Capped Index Performance at
Maturity times Face Amount:                        $2,089

Total Payment at Maturity:                         $2,089


EXAMPLE 2: THE INDEX VALUE DECREASES AT EACH RESET DATE.


                                                                   HYPOTHETICAL                               HYPOTHETICAL
                                                                   ENDING VALUE          HYPOTHETICAL            PERIODIC
                         HYPOTHETICAL         HYPOTHETICAL        AS % OF-INITIAL          PERIODIC               CAPPED
    RESET DATE          STARTING VALUE        ENDING VALUE          INDEX LEVEL           PERFORMANCE          PERFORMANCE
    ----------          --------------        ------------        ----------------       -------------        -------------
     [ ], 2001               100.0                 93.5                  93.5%                 93.5%                 93.5%

     [ ], 2002               93.5                  87.0                  87.0%                 93.0%                 93.0%

     [ ], 2002               87.0                  80.5                  80.5%                 92.5%                 92.5%

     [ ], 2003               80.5                  74.0                  74.0%                 91.9%                 91.9%

     [ ], 2003               74.0                  67.5                  67.5%                 91.2%                 91.2%

     [ ], 2004               67.5                  61.0                  61.0%                 90.4%                 90.4%

     [ ], 2004               61.0                  54.5                  54.5%                 89.3%                 89.3%

     [ ], 2005               54.5                  48.0                  48.0%                 88.1%                 88.1%

     [ ], 2005               48.0                  41.5                  41.5%                 86.5%                 86.5%

     [ ], 2006               41.5                  34.9                  34.9%                 84.1%                 84.1%

Index Ending Value as % of
Initial Value:                                     34.9%

Capped Index Performance
(product of hypothetical periodic
capped performances):                              0.935 x 0.930 x 0.925 x 0.919 x 0.912 x 0.904 x 0.893 x 0.881
                                                   x 0.865 x 0.841 = 0.349

Capped Index Performance at
Maturity times Face Amount:                        $349

Total Payment at Maturity:                         $1,000

EXAMPLE 3: THE INDEX VALUE STEADILY INCREASES, EXCEPT FOR ONE RESET DATE ON WHICH THE INDEX VALUE DROPS SIGNIFICANTLY.


                                                                      HYPOTHETICAL                                HYPOTHETICAL
                                                                      ENDING VALUE          HYPOTHETICAL            PERIODIC
                       HYPOTHETICAL           HYPOTHETICAL          AS % OF INITIAL           PERIODIC               CAPPED
RESET DATE            STARTING VALUE          ENDING VALUE            INDEX LEVEL            PERFORMANCE          PERFORMANCE
----------            --------------          ------------          ---------------         ------------          ------------
[  ], 2001                100.0                   110.9                  110.9%                110.9%                110.9%

[  ], 2002                110.9                   121.8                  121.8%                109.8%                109.8%

[  ], 2002                121.8                   132.7                  132.7%                108.9%                108.9%

[  ], 2003                132.7                   143.6                  143.6%                108.2%                108.2%

[  ], 2003                143.6                   154.5                  154.5%                107.6%                107.6%

[  ], 2004                154.5                   165.4                  165.4%                107.1%                107.1%

[  ], 2004                165.4                   176.3                  176.3%                106.6%                106.6%

[  ], 2005                176.3                    65.3                   65.3%                 37.0%                 37.0%

[  ], 2005                 65.3                   198.1                  198.1%                303.4%                125.0%

[  ], 2006                198.1                   209.0                  209.0%                105.5%                105.5%

Index Ending Value as % of
Initial Value:                                    209.0%


Capped Index Performance
(product of hypothetical periodic
capped performances):                             1.109 x 1.098 x 1.089 x 1.082 x 1.076 x 1.071 x 1.066 x .370 x
                                                  1.250 x 1.055 = 0.860

Capped Index Performance at
Maturity times Face Amount:                      $  860

Total Payment at Maturity:                       $1,000

EXAMPLE 4: THE INDEX VALUE FLUCTUATES DURING THE TERM OF THE NOTE AND THE CAPPED INDEX PERFORMANCE IS GREATER THAN THE FACE AMOUNT OF THE NOTE.

                                                                     HYPOTHETICAL                                HYPOTHETICAL
                          HYPOTHETICAL                               ENDING VALUE          HYPOTHETICAL            PERIODIC
                            STARTING            HYPOTHETICAL       AS % OF INITIAL           PERIODIC               CAPPED
     RESET DATE              VALUE              ENDING VALUE         INDEX LEVEL           PERFORMANCE           PERFORMANCE
     ----------              -----              ------------         -----------           -----------           -----------
     [ ], 2001               100.0                 141.3                141.3%                141.3%                125.0%

     [ ], 2002               141.3                 100.0                100.0%                 70.8%                 70.8%

     [ ], 2002               100.0                 141.3                141.3%                141.3%                125.0%

     [ ], 2003               141.3                 182.6                182.6%                129.2%                125.0%

     [ ], 2003               182.6                 223.9                223.9%                122.6%                122.6%

     [ ], 2004               223.9                 265.2                265.2%                118.4%                118.4%

     [ ], 2004               265.2                 306.5                306.5%                115.6%                115.6%

     [ ], 2005               306.5                 265.2                265.2%                 86.5%                 86.5%

     [ ], 2005               265.2                 223.9                223.9%                 84.4%                 84.4%

     [ ], 2006               223.9                 265.2                265.2%                118.4%                118.4%

Index Ending Value as % of

Initial Value:                                     265.2%


Capped Index Performance

(product of hypothetical periodic                  1.250 x 0.708 x 1.250 x 1.250 x 1.226 x 1.184 x 1.156 x 0.865
capped performances):                              x 0.844 x 1.184 = 2.006

     Capped Index Performance at

     Maturity times Face Amount:                  $2,006

     Total Payment at Maturity:                   $2,006

EXAMPLE 5: THE INDEX VALUE FLUCTUATES DURING THE TERM OF THE NOTE AND THE CAPPED INDEX PERFORMANCE IS LESS THAN THE FACE AMOUNT OF THE NOTE.

                                                                     HYPOTHETICAL                               HYPOTHETICAL
                         HYPOTHETICAL          HYPOTHETICAL          ENDING VALUE          HYPOTHETICAL           PERIODIC
                           STARTING               ENDING           AS % OF INITIAL           PERIODIC              CAPPED
     RESET DATE              VALUE                 VALUE             INDEX LEVEL           PERFORMANCE           PERFORMANCE
     ----------          ------------          ------------        ---------------         ------------         ------------
     [ ], 2001               100.0                  66.3                 66.3%                 66.3%                 66.3%

     [ ], 2002                66.3                  32.6                 32.6%                 49.2%                 49.2%

     [ ], 2002                32.6                  66.3                 66.3%                203.4%                125.0%

     [ ], 2003                66.3                 100.0                100.0%                150.8%                125.0%

     [ ], 2003               100.0                 133.7                133.7%                133.7%                125.0%

     [ ], 2004               133.7                 167.4                167.4%                125.2%                125.0%

     [ ], 2004               167.4                 133.7                133.7%                 79.9%                 79.9%

     [ ], 2005               133.7                 100.0                100.0%                 74.8%                 74.8%

     [ ], 2005               100.0                  66.3                 66.3%                 66.3%                 66.3%

     [ ], 2006                66.3                  32.6                 32.6%                 49.2%                 49.2%

Index Ending Value as % of

Initial Value:                                     32.6%


Capped Index Performance

(product of hypothetical periodic                  0.663 x 0.492 x 1.250 x 1.250 x 1.250 x 1.250 x 0.799 x 0.748
capped performances):                              x 0.663 x 0.492 = 0.155

      Capped Index Performance at                 $  155
      Maturity times Face Amount:

      Total Payment at Maturity:                  $1,000

EXAMPLE 6: THE INDEX VALUE INCREASES DURING EACH RESET PERIOD BY MORE THAN THE CAP RATE THROUGHOUT THE TERM OF THE NOTE.

                                                                    HYPOTHETICAL                                 HYPOTHETICAL
                         HYPOTHETICAL           HYPOTHETICAL        ENDING VALUE           HYPOTHETICAL            PERIODIC
                           STARTING                ENDING          AS % OF INITIAL           PERIODIC               CAPPED
     RESET DATE             VALUE                  VALUE             INDEX LEVEL           PERFORMANCE           PERFORMANCE
     ----------          ------------           ------------       ---------------         ------------          -------------
     [ ], 2001               100.0                  126.1               126.1%                126.1%                125.0%

     [ ], 2002               126.1                  162.0               162.0%                128.5%                125.0%

     [ ], 2002               162.0                  210.9               210.9%                130.2%                125.0%

     [ ], 2003               210.9                  274.0               274.0%                129.9%                125.0%

     [ ], 2003               274.0                  345.8               345.8%                126.2%                125.0%

     [ ], 2004               345.8                  437.1               437.1%                126.4%                125.0%

     [ ], 2004               437.1                  589.3               589.3%                134.8%                125.0%

     [ ], 2005               589.3                  802.4               802.4%                136.2%                125.0%

     [ ], 2005               802.4                1,046.6             1,046.6%                130.4%                125.0%

     [ ], 2006             1,046.6                1,485.2             1,484.2%                141.9%                125.0%

Index Ending Value as % of
Initial Value:                                     1485.2%


Capped Index Performance

(product of hypothetical periodic                 1.250 x 1.250 x 1.250 x 1.250 x 1.250 x 1.250 x 1.250
capped performances):                             x 1.250 x 1.250 x 1.250 = 9.313

     Capped Index Performance at

     Maturity times Face Amount:                  $ 9,313

     Total Payment at Maturity:                   $ 9,313

We cannot predict the starting value or ending value for any reset date, the final index level on the determination date or the market value of your note, nor can we predict the relationship between the index level and the market value of your note at any time prior to the stated maturity date. The actual amount that a holder of the offered notes will receive at stated maturity and the total and pretax rates of return on the offered notes will depend entirely on the starting value and ending value for each reset date and the actual final index level, each as determined by the calculation agent as described above. In particular, the index level could be lower or higher than the levels reflected in the table. Moreover, the assumptions we have made in preparing the illustrations above may not reflect actual events. Consequently, the total return that an investor in the offered notes would actually achieve, may be very different from the information reflected in the tables above.

                                    THE INDEX

     We have derived all information regarding the index contained in this prospectus supplement, including its make- up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of [index sponsor]. [Index sponsor] may change those policies at any time. [Index sponsor] owns the copyright and all other rights to the index. [Index sponsor] has no obligation to continue to publish the index and may stop publishing the index at any time. The consequences of [index sponsor] discontinuing the index are described above in the section entitled "Specific Terms of Your Note -- Discontinuance or Modification of the Index".

[Insert description of index.]

     Neither The Goldman Sachs Group, Inc. nor any of its affiliates accepts any responsibility for the calculation, maintenance or publication of, or for any error, omission or disruption in, the index or any successor index. The index sponsor does not guarantee the accuracy or the completeness of the index or any data included in the index. The index sponsor assumes no liability for any errors, omissions or disruption. The index sponsor disclaims all responsibility for any errors or omissions in the calculation and dissemination of the index or the manner in which the index is applied in determining any reference index level or final index level or any amount payable on maturity of the offered notes.

HISTORICAL CLOSING LEVELS OF THE INDEX

     The table below presents the high, the low and the last closing levels of the index for each of the four calendar quarters in 1999 and 2000, and for the
first two calendar quarters of 2001, through                . We obtained the
closing levels listed in the table below from                , without
independent verification.

     Since its inception, the level of the index has experienced significant fluctuations. Any historical upward or downward trend in the closing level of the index during any period shown below is not an indication that the index is more or less likely to increase or decrease at any time during the term of your note. You should not take the historical levels of the index as an indication of future performance. The future performance of the index may not result in you receiving an amount greater than the outstanding face amount of your note on the stated maturity date.

QUARTERLY HIGH, LOW AND CLOSING LEVELS OF THE INDEX

                                                               HIGH                  LOW                CLOSE
1999
     Quarter ended March 31......................
     Quarter ended June 30.......................
     Quarter ended September 30..................
     Quarter ended December 31...................

2000
     Quarter ended March 31......................
     Quarter ended June 30.......................
     Quarter ended September 30..................
     Quarter ending December 31 .................

2001
     Quarter ended March 31,
     Quarter ended June 30 (through       ,
     2001).......................................
     Closing Level on               , 2001.......



LICENSE AGREEMENT

     [Index sponsor] and The Goldman Sachs Group, Inc. have entered into a non-exclusive license agreement providing for the license to The Goldman Sachs Group, Inc., in exchange for a fee, of the right to use the index in connection with the issuance of certain securities, including the offered notes. Goldman, Sachs & Co. is a sub-licensee to that license agreement.

     All disclosures contained in this prospectus supplement regarding the index, including its make-up, method of calculation and changes in its components, are derived from publicly available information prepared by the Corporations. Goldman Sachs does not assume any responsibility for the accuracy or completeness of that information.

                           USE OF PROCEEDS AND HEDGING

     We will use the net proceeds we receive from the sale of the offered notes for the purposes we describe in the accompanying prospectus under "Use of Proceeds". We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the offered notes as described below.

     In anticipation of the sale of the offered notes, we and/or our affiliates expect to enter into hedging transactions involving sales or purchases of the index stocks or listed and over-the-counter options or other instruments based on the index or index stocks prior to and/or on the trade date. From time to time, we and/or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we and/or our affiliates may:

- acquire or dispose of the index stocks or other securities of the index stock issuers,

- take short positions in the index stocks or other securities of the index stock issuers -- i.e., we and/or our affiliates may sell securities of the kind that we do not own or that we borrow for delivery to the purchaser,

- take or dispose of positions in listed or over-the-counter options or other instruments based on the index or index stocks, and/or

- take or dispose of positions in listed or over-the-counter options or other instruments based on indices designed to track the performance of the index or other components of the U.S. equity market.

We and/or our affiliates may acquire a long or short position in securities similar to the offered notes from time to time and may, in our or their sole discretion, hold or resell those securities.

     We and/or our affiliates may close out our or their hedge on or before the determination date. That step may involve sales or purchases of the index or index stocks, listed or over-the-counter options on the index stocks or listed or over-the- counter options or other instruments based on the index or other instruments linked to indices designed to track the performance of the index or other components of the U.S. equity market.

The hedging activity discussed above may adversely affect the market value of your note from time to time. See "Additional Risk Factors Specific to Your Note -- Trading and Other Transactions by Goldman Sachs in Securities Linked to the Index Stocks May Impair the Value of Your Note" and "-- Our Business Activities May Create Conflicts of Interest Between You and Us" for a discussion of these adverse effects.

           SUPPLEMENTAL DISCUSSION OF UNITED STATES FEDERAL INCOME TAX
                                  CONSEQUENCES

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus with respect to United States holders. It applies only to those United States holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus. The following section is the opinion of Sullivan & Cromwell, counsel to The Goldman Sachs Group, Inc. Please consult your own tax advisor concerning the U.S. federal income tax and any other applicable tax consequences of owning your note in your particular circumstances.



     Your note will be treated as a single debt instrument subject to special rules governing contingent payment obligations for United States federal income tax purposes. Under those rules, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for your note and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your note (the "comparable yield") and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules will generally have the effect of requiring you to include interest in respect of your note prior to your receipt of cash attributable to such income.

     The comparable yield and projected payment schedule may be obtained from us by contacting the Goldman Sachs Treasury Administration Department, Debt Administration Group, at 212-902-1000. You are required to use the comparable yield and projected payment schedule determined by us in determining your interest accruals in respect of your note unless you timely disclose and justify on your federal income tax return the use of a different comparable yield and projected payment schedule.


The comparable yield and projected payment schedule is not provided to you for any purpose other than the determination of your interest accruals in respect of your note, and we make no representation regarding the amount of contingent payments with respect to your note.



     If you purchase your note for an amount that differs from the note's adjusted issue price at the time of the purchase, you must determine the extent to which the difference between the price you paid for your note and its adjusted issue price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and allocate the difference accordingly. The adjusted issue price of your note will equal your note's original issue price plus any interest deemed to be accrued on your note (under the rules governing contingent payment obligations) as of the time you purchase your note.

     If the adjusted issue price of your note is greater than the price you paid for your note, you must make positive adjustments increasing the amount of interest that you would otherwise accrue and include in income each year, and the amount of ordinary income (or decreasing the amount of ordinary loss) recognized upon maturity by the amounts allocated to each of interest and projected payment schedule; if the adjusted issue price of your note is less than the price you paid for your note, you must make negative adjustments, decreasing the amount of interest that you must include in income each year, and the amount of ordinary income (or increasing the amount of ordinary loss) recognized upon maturity by the amounts allocated to each of interest and projected payment schedule. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.

     Because any Form 1099-OID that you receive will not reflect the effects of positive or negative adjustments resulting from your purchase of a note in the secondary market, you are urged to consult with your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

     You will recognize gain or loss upon the sale or maturity of your note in an amount equal to the difference, if any, between the amount of cash you receive at such time and your adjusted basis in your note. In general, your adjusted basis in your note will equal the amount you paid for your note, increased by the amount of interest you previously accrued with respect to your note (in accordance with the comparable yield and the projected payment schedule for your note) and increased or decreased by the amount of any positive or negative adjustment, respectively, that you are required to make if you purchase your note in the secondary market.

     Any gain you recognize upon the sale or maturity of your note will be ordinary interest income. Any loss you recognize at such time will be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your note, and thereafter, capital loss.

                     EMPLOYEE RETIREMENT INCOME SECURITY ACT

     This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the offered notes.

     The Employee Retirement Income Security Act of 1974, as amended, which we call "ERISA" and the Internal Revenue Code of 1986, as amended, prohibit certain transactions involving the assets of an employee benefit plan and certain persons who are "parties in interest" (within the meaning of ERISA) or "disqualified persons" (within the meaning of the Internal Revenue Code) with respect to the plan; governmental plans may be subject to similar prohibitions. Therefore, a plan fiduciary considering purchasing notes should consider whether the purchase or holding of such instruments might constitute a prohibited transaction".

     The Goldman Sachs Group, Inc. and certain of its affiliates each may be considered a "party in interest" or a "disqualified person" with respect to many employee benefit plans by reason of, for example, The Goldman Sachs Group, Inc. (or its affiliate) providing services to such plans. Prohibited transactions within the meaning of ERISA or the Internal Revenue Code may arise, for example, if notes are acquired by or with the assets of a pension or other employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Internal Revenue Code (including individual retirement accounts and other plans described in Section 4975(e)(1) of the Internal Revenue
Code), which we call a "Plan", and with respect to which The Goldman Sachs Group, Inc. or any of its affiliates is a "party in interest" or a "disqualified person", unless those notes are acquired under an exemption for transactions effected on behalf of that Plan by a "qualified professional asset manager" or an "in-house asset manager", for transactions involving insurance company general accounts or under another available exemption. The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the Plan, by purchasing and holding the offered notes, or exercising any rights related thereto, to represent that (a) such purchase, holding and exercise will not result in a non-exempt prohibited transaction under ERISA or the Internal Revenue Code (or, with respect to a governmental plan, under any similar applicable law or regulation) and (b) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a "fiduciary" (within the meaning of Section 3(21) of ERISA) with respect to the purchaser or holder by reason of such person's acquisition, disposition or holding of the offered notes, or any exercise related thereto, and no advice provided by The Goldman Sachs Group, Inc. or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the offered notes and the transactions contemplated with respect to the offered notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the offered notes, you should consult your legal counsel.

                        SUPPLEMENTAL PLAN OF DISTRIBUTION

     The Goldman Sachs Group, Inc. has agreed to sell to Goldman, Sachs & Co., and Goldman, Sachs & Co. has agreed to purchase from The Goldman Sachs Group, Inc., the aggregate face amount of the offered notes specified on the front cover of this prospectus supplement. Offered notes sold by Goldman, Sachs & Co. to the public will initially be offered at the original issue price. Any offered notes sold by Goldman, Sachs & Co. to securities dealers may be sold at a
discount from the original issue price of up to     % of the original issue
price. Any such securities dealers may resell any offered notes purchased from Goldman, Sachs & Co. to certain other brokers or dealers at a discount from the
original issue price of up to    % of the original issue price. If all of the
offered notes are not sold at the original issue price, Goldman, Sachs & Co. may change the offering price and the other selling terms.

     In the future, Goldman, Sachs & Co. or other affiliates of The Goldman Sachs Group, Inc. may repurchase and resell the offered notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. For more information about the plan of distribution and possible market-making activities, see "Plan of Distribution" in the accompanying prospectus.

                        NOTICE TO INVESTORS IN SINGAPORE

     Notes may not be offered or sold, nor may any document or other material in connection with the notes be issued, circulated or distributed, either directly or indirectly, to persons in Singapore other than (i) under circumstances in which the offer or sale does not constitute an offer or sale of the notes to the public in Singapore or (ii) to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent.

--------------------------------------------------------------------------------
     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell or a solicitation of an offer to buy the securities it describes, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.



                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
                              Prospectus Supplement

Additional Risk Factors Specific To Your Note................................S-3
Specific Terms Of Your Note..................................................S-8
Hypothetical Returns On Your Note...........................................S-16
The Index...................................................................S-24
Use Of Proceeds And Hedging.................................................S-26
Supplemental Discussion Of United States
   Federal Income Tax Consequences..........................................S-27
Employee Retirement Income Security Act.....................................S-29
Supplemental Plan Of Distribution...........................................S-30




                    Prospectus Supplement dated May 10, 2000

Use of Proceeds..............................................................S-2
Description of Notes We May Offer............................................S-3
United States Taxation......................................................S-20
Employee Retirement Income Security
   Act......................................................................S-20
Supplemental Plan of Distribution...........................................S-20
Validity of the Notes.......................................................S-21

                                   Prospectus

Available Information.........................................................ii
Prospectus Summary.............................................................1
Ratio of Earnings to Fixed Changes.............................................4
Description of Debt Securities We May Offer....................................5
Description of Warrants We May Offer..........................................27
Description of Purchase Contracts
   We May Offer ..............................................................33
Description of Units We May Offer.............................................38
Description of Preferred Stock
   We May Offer...............................................................43
Legal Ownership and Book-Entry Issuance.......................................50
Considerations Relating to Securities
   Issued in Bear Form........................................................56
Considerations Relating to Indexed
   Securities.................................................................60
Considerations Relating to Securities
   Denominated or Payable in or Linked
   to a Non-U.S. Dollar Currency..............................................62
United States Taxation........................................................65
Plan of Distribution..........................................................83
Employee Retirement Income Security Act.......................................86
Validity of the Securities....................................................86
Experts.......................................................................86
Cautionary Statement Pursuant to the
   Private Securities Litigation Reform Act
   of 1995....................................................................87




                               $


                                THE GOLDMAN SACHS
                                   GROUP, INC.

                   CAPERS (Capped Periodic Return Securities)
                                   due
                            (Linked to the          )

                                    [GOLDMAN
                                     SACHS LOGO]

                              GOLDMAN, SACHS & CO.